Exhibit 3.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

EASYTRIM, LLC

A NEW YORK LIMITED LIABILITY COMPANY

NBTY, Inc., a Delaware corporation (the “Sole Member”), desires to form a limited liability company pursuant to the New York Limited Liability Company Law (the “New York Act”) and, to that end, has filed Articles of Organization for EasyTrim, LLC, a New York limited liability company (the “Company”), with the Secretary of State of the State of New York (the “New York Secretary of State”). The Sole Member hereby adopts the following to be the Limited Liability Company Agreement (this “Agreement”) of the Company:

1.                                       Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls or is controlled by or is under common control with that Person or is controlled by a principal executive officer of that Person. As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Articles of Organization” means the Articles of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the New York Secretary of State pursuant to the New York Act.

“Capital Contribution” means, with respect to any Member, the amount of money or the fair market value of property contributed by such Member to the Company.

“Member” means the Sole Member and all other Persons admitted as additional or substituted Members of the Company, if any, pursuant to this Agreement. Reference to a “Member” means any one of the Members.

“Membership Interest” means the ownership interest of the Company held by a Member, including any and all rights, powers, benefits, duties or obligations conferred on such Member under the New York Act or this Agreement.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

2.                                       Name.  The name of the Company is EasyTrim, LLC.

3.                                       Formation.  The Company was formed on March 28, 2002 upon the execution and filing of its Articles of Organization with the New York Secretary of State pursuant to Section 203 of the New York Act.

4.                                       Purpose.  The Company may engage in any lawful activity for which a limited liability company may be organized under the New York Act.

5.                                       Term.  The Company shall continue until dissolved and terminated in accordance with Section 16 hereof.

6.                                       Registered Office and Agent and Principal Office.  Under the New York Act, the Company is not required to maintain a registered office in the State of New York. Therefore, the Company shall not initially maintain a registered office in the State of New York. The Company’s registered agent for service of process in the State of New York shall be the Secretary of State of the State of New York. The principal office of the Company shall be located at 90 Orville Drive, Bohemia, NY 11716. The Company may, at any time, establish a registered office and appoint a registered agent in the State of New York in addition to the Secretary of State of the State of New York.  In addition, the location of the Company’s principal office may be changed at will by the Sole Member.

7.                                       Powers of the Company.  Subject to the limitations set forth in this Agreement and the Articles of Organization, the Company shall possess and may exercise all of the powers and privileges granted to it in the New York Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in this Agreement or the Articles of Organization.

8.                                       Powers of the Sole Member.  The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the New York Act and the express terms of this Agreement.

9.                                       Limited Liability.  Except as otherwise provided in the New York Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member of the Company.

10.                                 Initial Capital Contribution.  The Sole Member shall contribute to the Company the monies and/or properties and/or instruments which are specified in Exhibit A as the Sole Member’s initial Capital Contribution.  The Sole Member has made the initial Capital Contribution specified on Exhibit A in exchange for ten (10) Membership Interests, representing a 100% Membership Interest in the Company.

11.                                 Additional Capital Contributions.  The Sole Member shall not be required to make any additional Capital Contributions to the Company.  The Sole Member may, however,

make additional Capital Contributions to the Company in such amounts and at such times as it desires.

12.                                 Management of the Company by the Sole Member.

(a)                                  Exclusive Management by the Sole Member. The business, property and affairs of the Company shall be managed exclusively by the Sole Member.  The Sole Member shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, to supervise, direct and control the actions of the officers, if any, of the Company and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs.  The other Members, if any, of the Company (other than the Sole Member) shall have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by any non-waivable provision of the New York Act.  The Sole Member shall also serve as the “tax matters” Member of the Company.

(b)                                 Powers of the Sole Member.  Without limiting the generality of the foregoing, the Sole Member, acting alone, shall have the exclusive power and authority to cause the Company:

(i)                                     to do any act in the conduct of its business and to exercise all powers granted to a limited liability company under the New York Act, whether in the state of location of principal place of business or in any other state, territory, district or possession of the United States or any foreign country, that may be necessary, convenient, desirable or incidental to the accomplishment of the purposes of the Company;

(ii)                                  to own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any asset as may be necessary, convenient, desirable or incidental to the accomplishment of the purposes of the Company;

(iii)                               to enter into, perform and carry out any contracts, leases, instruments, commitments, agreements or other documents of any kind, including, without limitation, contracts with the Sole Member, any Affiliate or any agent of the Company, necessary, convenient, desirable or incidental to the accomplishment of the purposes of the Company;

(iv)                              to sue and be sued, complain and defend and participate in administrative or other proceedings, in its own name;

(v)                                 to appoint officers, employees and agents of the Company, define their duties and fix their compensation, if any, and to select attorneys, accountants, consultants and other advisors to the Company;

(vi)                              to indemnify any Person in accordance with the New York Act and to obtain any and all types of insurance;

(vii)                           to borrow money from any Person, and issue evidences of indebtedness and to secure the same by mortgages, deeds of trust, security agreements, pledges, collateral assignments or other liens on the assets of the Company;

(viii)                        to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any loan agreement, commitment, deed of trust, mortgage, security agreement or other loan document in respect of any assets of the Company;

(ix)                                to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(x)                                   to make, execute, acknowledge, endorse and file any and all agreements, documents, instruments, checks, drafts or other evidences of indebtedness necessary, convenient, desirable or incidental to the accomplishment of the purposes of the Company;

(xi)                                to cease the Company’s activities and dissolve and wind up its affairs upon its duly authorized dissolution;

(xii)                             to take any other action necessary, convenient, desirable or incidental to the accomplishment of the purposes of the Company; and

(xiii)                          to cause any special purpose subsidiary wholly owned by the Company to do any of the foregoing.

(c)                                  Agency Authority of the Sole Member; Delegation by the Sole Member. The Sole Member, acting alone, is authorized to endorse all checks, drafts and other evidences of indebtedness made payable to the order of the Company and to execute all agreements, contracts, commitments, checks, instruments and other documents on behalf of the Company.  The Sole Member may also delegate any or all of its authority, rights and/or obligations, whether arising hereunder, under the New York Act or otherwise, to any one or more officers, agents or other duly authorized representatives of the Company.

(d)                                 Discretion of the Sole Member; Standard of Care. In making any and all decisions relating to the conduct of the Company’s business or otherwise delegated to it by any provision of this Agreement, the Sole Member shall be free to exercise its sole, absolute and unfettered discretion.  The Sole Member shall not have any liability whatsoever to the Company or to any other Member, if any, by reason of the Sole Member’s acts or omissions in connection with the conduct of business of the Company; provided, however, that nothing contained herein shall protect the Sole Member against any liability to the Company or to the other Members, if any, by reason of (i) any act or omission of the Sole Member that involves actual fraud or willful misconduct or (ii) any transaction from which the Sole Member derives an improper benefit.

13.                                 Admission of Additional Members.  One or more additional Members of the Company may be admitted to the Company with the consent of the Members representing 100% of the Membership Interests in the Company at the time of the proposed admission.

14.                                 Officers.

(a)                                  Appointment of Officers. The Sole Member may, at its discretion, appoint officers of the Company at any time to conduct, or to assist the Sole Member in the conduct of, the day-to-day business and affairs of the Company.  The officers of the Company may include a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers and a Comptroller. The officers shall serve at the pleasure of the Sole Member, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices.  The officers shall exercise such powers and perform such duties as are typically exercised by similarly titled officers in a corporation or as shall be determined from time to time by the Sole Member, but subject in all cases to the supervision and control of the Sole Member.  Scott Rudolph shall serve as the initial Chief Executive Officer of the Company; Harvey Kamil shall serve as the initial President, Chief Financial Officer and Treasurer of the Company; and Michael C. Slade shall serve as the initial Senior Vice President and Secretary of the Company; subject to all of the foregoing prerogatives of the Sole Member.

(b)                                 Signing Authority of Officers.  The officers, if any, shall have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Sole Member.

(c)                                  Acts of Officers as Conclusive Evidence of Authority.  Any note, mortgage, deed of trust, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument or obligation in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Chief Executive Officer, the President, any Executive Vice-President or the Chief Financial Officer or by any Vice-President and any Secretary, any Assistant Secretary, any Treasurer, or any Assistant Treasurer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officer(s) had no authority to execute the same.

15.                                 Assignments.  The Sole Member may assign its Membership Interest in whole or in part. If the Sole Member transfers all of its Membership Interest pursuant to this Section, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a Member of the Company.

16.                                 Dissolution.  The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                  Election; of Sole Member. The written election of the Sole Member to dissolve the Company, made at any time and for any reason.

(b)                                 Withdrawal or Dissolution of Sole Member. The withdrawal (other than an assignment of its Membership Interest pursuant to Section 15) or dissolution of the Sole Member or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company (other than an assignment of its Membership Interest pursuant to Section 15), unless the business of the Company is continued in a manner permitted by the New York Act.

(c)                                  Judicial Dissolution. The entry of a decree of judicial dissolution under Section 702 of the New York Act.

The winding up of the affairs of the Company shall be conducted in accordance with the New York Act.

17.                                 Exculpation; Indemnification by Company.  To the maximum extent permitted by law, the Sole Member shall not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Sole Member in good faith on behalf of the Company in the conduct of the business or affairs of the Company.  Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Sole Member and, if the Sole Member so elects by written notice, any of the Sole Member’s Affiliates, and any of its or their respective stockholders, members, directors, officers, employees, agents, attorneys or Affiliates (collectively, the “Additional Indemnitees”), from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Sole Member or the Additional Indemnitees, arising out of any claim based upon any acts performed or omitted to be performed by the Sole Member or by the Additional Indemnitees on behalf of the Sole Member, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

18.                                 Amendment.  This Agreement may be amended only upon the written consent of the Sole Member.

19.                                 Severability.  Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

20.                                 No Third-Party Rights.  No Person other than the Sole Member shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Sole Member shall be a beneficiary of any provision of this Agreement.

21.                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTS OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be executed by its authorized officer as of March 28, 2002.

NBTY, INC.

By:	/s/ Harvey Kamil
Name: Harvey Kamil
Title: President

EXHIBIT A

INITIAL CAPITAL CONTRIBUTION AND ADDRESS OF SOLE MEMBER

AS OF MARCH 28, 2002

		Member’s Capital
Member’s Name	Member’s Address	Contribution

NBTY, Inc.	90 Orville Drive
	Bohemia, NY 11716	$100